SUB LEASE

1.	PARTIES

1.1
THIS AGREEMENT, made on the 10th day of August 2004 is between PALISADE CAPITAL SECURITIES, L.L.C. ("Sub-Lessor"), whose address is One Bridge Plaza North, Fort Lee, New Jersey, 07024 and Neurologix, Inc. ("Lessee"), whose address is One Bridge Plaza North, Fort Lee, New Jersey 07024.

2.	STATEMENT OF FACTS

2.1
Sub-Lessor previously entered into a Lease dated 7/1/97 and amended 12/2/02, (the "Lease") covering areas of 1,185 gross rentable square feet on the 6th floor (therein defined as the "Existing Premises"), and 11,222 gross rentable square feet on the 6th floor, ("Second Expansion Premises") in the building located at One Bridge Plaza, Fort Lee, New Jersey, ("Building"), as Lessee; and

2.2	The Term of the Lease expires on January 31, 2008; and

2.3	Sub-Lessee desires to sub-lease the 1,185 gross rentable square feet on the 6th floor (the "Existing Premises").

3.	AGREEMENT

NOW, THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, Sub-Lessor and Sub-Lessee agree as follows:

3.1	The above recitals are incorporated herein by reference.

3.2	A copy of the Lease is attached hereto with the financial terms redacted.

3.3
All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease. References to the "Premises" shall mean the Existing Premises.

3.4	The Terms applicable to the Premises shall terminate at 11:59 P.M. on January 31, 2008.

3.5	The Premises shall be defined as approximately 1185 gross rentable square feet on the sixth (6th) floor of the Building known as suite #690.

a.)	Commencing on August 1, 2004, the following shall be effective and the Fixed Basic Rent applicable to the Existing Premises shall be as follows:

(i)
Commencing on August 1, 2004 through the end of the term, the Fixed Basic Rent for the Existing Premises only shall accrue at the rate of THIRTY FOUR THOUSAND EIGHT HUNDRED THIRTY NINE AND 36/100 DOLLARS ($34,839.36) per annum, payable in advance in equal monthly installments of TWO THOUSAND NINE HUNDRED THREE AND 28/100 DOLLARS ($2,903.28) each:

b.)
Sub-Lessee shall pay Sub-Lessor, as Additional Rent, Sub-Lessee's Percentage (9.55%) applicable to the Existing Premises of the increased cost to Sub-Lessor for each of the categories set forth in Article 23 of the Lease Additional Rent over the Base Period Costs set forth below.

c.)	Base Period Costs applicable to the Existing Premises shall be as follows and Paragraph 2 of the Preamble to the Lease shall be deemed amended accordingly:

(A)
Base Operating Costs: Those costs incurred for the Building and Office Building Area for the Calendar Year 2004 or pro-rate portion thereof. Notwithstanding anything above to the contrary, the Base Operating Expenses for the cost of all fire and other insurance costs incurred by Lessor in connection with its operation and maintenance of the Building and Office Building Area shall be deemed to be $57,000.00 Insurance shall be the responsibility of sub-lessee and shall name sub-lessor as additional insured.

(B)	Base Real Estate Taxes: Those Real Estate Taxes incurred for the building and Office Building area during the Calendar year 2004 or pro-rated portion thereof.

(C)	Base Utility and Energy Costs: Those costs incurred for the Building and Office Building Area during the Calendar Year 2004 or pro-rata portion thereof.

d.)	Sub-Lessee shall pay Sub-Lessor the cost of electricity consumed within the Existing Premises in accordance with Article 22 of the Lease Building Standard Office Electrical Service.

3.6
Quiet Possession. Except as otherwise provided for in the Lease, Sub-Lessor covenants and agrees that so long as Sub-Lessee continues to pay rent and perform its obligations under this Sublease, it will have peaceable and quiet enjoyment of the premises.

3.7
Signage. Subject to the approval of the Landlord as to location and size, Sub-Lessee shall have the right to install signage on the door or adjacent wall to the Premises and to list its name in the floor and building directories.

3.8	Parking. Sub-Lessee shall have two (2) parking spaces assigned by the Sub-Lessor in the building dedicated parking area.

3.9	Cleaning. The Lease is inclusive of cleaning services similar to that enjoyed by Sub-Lessor.

3.10
Sub-Lessee hereby represents to the Sub-Lessor that, to the actual knowledge of Sub-Lessee, (i) there exists no default under the Lease either by Sub-Lessor or Sub-Lessee; (ii) Sub-Lessee is entitled to no credit, free rent or other offset or abatement of the rents due under the Lease; and (iii) there exists no offset, defense or counterclaim to Sub-Lessee's obligation under the Lease.

3.11	This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

3.12
Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or to make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

IN WITNESS WHEREOF, Sub-Lessor and Sub-Lessee have hereunto set their hands and seals the date and year first above written, and acknowledged one to the other that they possess the requisite authority to enter into this transaction and to sign this Agreement.

SUB-LESSOR:	SUB-LESSEE:

PALISADE CAPITAL SECURITIES, L.L.C.	Neurologix, Inc.

By:	/s/ Steven E. Berman	By:	/s/ Martin J. Kaplitt
	Steven E. Berman		Martin J. Kaplitt
	Chief Operating Officer		President